Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782
Media Contact	Chip Minty	405 228 8647

Devon Energy Announces Senior Management Appointments

OKLAHOMA CITY – June 10, 2013—Devon Energy Corporation (NYSE: DVN) announced today the promotion of two corporate officers.

David A. Hager has been appointed to the position of chief operating officer. He will be responsible for all operating areas and related corporate functions.

Hager, 56, has served as executive vice president, exploration and production since 2009 after serving on Devon’s board of directors beginning in 2007. In addition, he served as chief operating officer of Kerr-McGee Corporation prior to its 2006 merger with Anadarko Petroleum Corporation. Hager has over 30 years of oil and gas exploration and production experience. He holds a Bachelor of Science degree in Geophysics from Purdue University and a Masters in Business Administration from Southern Methodist University.

“Dave’s extensive industry and leadership experience has enabled him to make a significant contribution to the company over the last four years,” said John Richels, president and chief executive officer. “He will now be in a position to have an even greater impact upon Devon’s success through his leadership of companywide operations and the related administrative functions.”

Tony Vaughn has been promoted to the position of executive vice president, exploration and production. Vaughn will report to Hager and will be responsible for all of Devon’s oil and natural gas exploration, drilling and production operations.

Vaughn, 55, previously served as Devon’s senior vice president, exploration and strategic services. Prior to joining Devon in 1999, Vaughn spent 12 years with Kerr-McGee Corporation, most recently as manager of the Rocky Mountains district. Before joining Kerr-McGee, Vaughn worked as an operations engineer for Amoco Production Company. He holds a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and a Bachelor of Science degree in Business Management from Oral Roberts University.

“Tony is a proven performer at Devon,” said Hager. “His leadership skills and extensive industry experience make him the ideal candidate to head up our exploration and production group.”

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit our website at www.devonenergy.com.